                                                                 EXHIBIT (h)(2)


                  SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

         AGREEMENT made as of the 3rd day of February, l999 by and between Vantagepoint Transfer Agent, LLC, a Delaware limited liability company (the "VTA"), Vantagepoint Funds, a Delaware business trust, on behalf of the entities listed on Appendix A hereto (each such entity, a "Fund") and Investors Bank & Trust Company, a Massachusetts trust company (the "Bank").

         WHEREAS, VTA acts as transfer agent to the Vantagepoint Funds, a registered investment company;

         WHEREAS, VTA desires to engage the Bank to provide certain sub-transfer agent services with regard to certain omnibus accounts;

         WHEREAS, the Bank is duly registered as a transfer agent as provided in Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the "1934 Act"); and

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, VTA, the Funds and the Bank agree as follows:

1.       Terms of Appointment; Duties of the Bank.

         1.1 Subject to the terms and conditions set forth in this Agreement, VTA employs and appoints the Bank to act, and the Bank agrees to act, as sub-transfer agent for each of the Fund(s)' authorized and issued shares of beneficial interest ("Shares") and dividend disbursing agent, with regard to certain omnibus accounts (the "Accounts").

         1.2      The Bank agrees that it will perform the following services:

                  (a) In connection with procedures established from time to time by agreement between VTA and the Bank, the Bank shall:

                           (i)      Receive for acceptance orders for the
purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the Company appointed by the Board of Directors of the Company (the "Custodian");

                           (ii)     Pursuant to purchase orders, issue the
appropriate number of Shares and hold such Shares in the appropriate Account;

                           (iii)    Receive for acceptance redemption requests
and redemption directions and deliver the appropriate documentation therefor to the Custodian;

                           (iv)     At the appropriate time as and when it
receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by VTA on behalf of the redeeming Accounts;

                           (v)      Effect transfers of Shares by the Accounts
upon receipt of appropriate instructions;

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                           (vi)     Prepare and transmit payments for
dividends and distributions declared by the Funds;

                           (vii)    Create and maintain all necessary records
including those specified in Article 9 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and those records pertaining to the various functions performed by the Bank hereunder. All records shall be available for inspection and use by VTA and/or the Funds. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act;

                           (viii)   Make available during regular business
hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by VTA and/or the Funds, or any person retained by the Company. Upon reasonable notice by VTA and/or the Funds, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by VTA and/or the Funds, or any person retained by VTA and/or the Funds;

                           (ix)     Record the issuance of Shares of the Funds
and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Shares of the Funds which are authorized, based upon data provided to it by the Funds, and issued and outstanding. The Bank shall also provide the Funds on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of VTA and the Funds.

                  (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall: perform all of the customary services of a sub-transfer agent and dividend disbursing agent including but not limited to maintaining all Accounts, withholding taxes on all Accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Accounts, preparing and mailing confirmation forms and statements of account for all purchases and redemptions of Shares and other confirmable transactions in the Accounts.

                  (c) Additionally, the Bank shall utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund(s) of such transactions so identified on a daily and cumulative basis.

2.       Sale of Company Shares.

         2.1 Whenever a Fund shall sell or cause to be sold any Shares, VTA shall deliver or cause to be delivered to the Bank a document duly specifying: (i) the name of the Fund whose Shares were sold; (ii) the number of Shares sold, trade date, and price; (iii) the amount of money to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Fund; and (iv) in the case of a new Account, sufficient information to establish a new Account.

         2.2 Under procedures as established by mutual agreement between VIA and the Bank, the Bank shall issue to a purchasing Account such Shares, computed to the nearest three decimal points, as it is entitled to receive, based on the appropriate net asset value of the Funds' Shares, determined in

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accordance with the prospectus and any applicable federal law or regulation.
In issuing Shares to a purchasing Account, the Bank shall be entitled to rely upon the latest directions, if any, previously received by the Bank from VTA concerning the delivery of such Shares.

         2.3 The Bank shall not be required to issue any Shares of a Fund where it has received a written instruction from VTA or the applicable Fund or written notification from any appropriate federal or state authority that the sale of the Shares of the Fund(s) in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

         2.4 Upon the issuance of any Shares of any Fund(s) in accordance with foregoing provisions of this Section, the Bank shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund in connection with such issuance.

         2.5 The Bank may establish such additional rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents, or with the written consent of VTA, any other rules and regulations.

3. Redemptions. Shares of any Fund may be redeemed for an Account in accordance with instructions received from VTA.

4. Transfers and Exchanges. The Bank is authorized to review and process transfers of Shares of each Fund, exchanges between Funds on the records of the Funds maintained by the Bank, and exchanges between a Fund and any other entity as may be permitted by the Prospectus of that Fund. The Bank will, upon an order for transfer by or on behalf of an Account in proper form, credit the same to the transferee on its books. If Shares are to be exchanged for Shares of another Fund, the Bank will process such exchange in the same manner as a redemption and sale of Shares.

5. Right to Seek Assurances. The Bank reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for VTA or the Bank's own legal counsel, do not require certain documents in connection with the transfer or redemption of Shares of any Fund, and VTA shall indemnify the Bank for any act done or omitted by it in reliance upon such laws or opinions of counsel of VTA or of the Bank.

6.       Distributions.

         6.1 VTA will promptly notify the Bank of the declaration of any dividend or distribution. VTA shall furnish to the Bank a certificate of an officer of VTA or the applicable Fund (a "Certificate"): (i) specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Accounts entitled to payment shall be determined and the amount payable per share and the total amount payable to the Bank on the payment date.

         6.2 The Bank, on behalf of VTA, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The

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

Bank will calculate, prepare and credit such dividend or distribution to the appropriate Accounts, and maintain and safeguard all underlying records.

         6.4 The Bank will maintain all records necessary to reflect the crediting of dividends which are reinvested in Shares of the Funds, including without limitation daily dividends.

         6.5 The Bank shall not be liable for any improper payments made in accordance with a Certificate of VTA.

         6.6 If the Bank shall not receive from the Custodian sufficient cash to make payment to all Accounts as of the record date, the Bank shall, upon notifying VTA, withhold payment to all Accounts until such sufficient cash is provided to the Bank and shall not be liable for any claim arising out of such withholding.

7. Other Duties. In addition to the duties expressly provided for herein, the Bank shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

8. Taxes. It is understood that the Bank shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Funds with regard to the Accounts and shall withhold such sums as are required to be withheld by applicable law.

9.       Books and Records.

         9.1 The Bank shall maintain confidential records showing for each Account the following: (i) numbers of Shares held; (ii) historical information (as available from prior transfer agents) regarding each Account, including dividends paid and date and price of all transactions on the Account; (iii) any stop or restraining order placed against the Account; (iv) information with respect to withholdings; (v) any capital gain or dividend reinvestment order relating to the Account; (vi) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (vii) such other information and data as may be required by applicable law.

         9.2 Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by VTA or the Funds during regular business hours upon reasonable notice. The Bank may, at its option at any time, and shall forthwith upon the demand of VTA or the Funds, turn over to VTA or the Funds and cease to retain in the Bank's files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the six-year retention period, such documents will either be turned over to VTA, or destroyed in accordance with VTA's authorization.

         9.3 Procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Fund(s) and the Bank. The Bank shall have the right to utilize any accounting and recordkeeping systems which, in its opinion, qualifies to perform any services to be performed hereunder. The Bank shall keep records relating to the services performed hereunder, in the form and manner as it may deem advisable.

10.      Fees and Expenses.

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

         10.1 For performance by the Bank pursuant to this Agreement, VTA agrees to pay the Bank the fees set forth in the initial fee schedule attached as Appendix B hereto. Such fees and out-of-pocket expenses and advances identified under Section 10.2 below may be changed from time to time subject to mutual written agreement between VTA and the Bank.

         10.2 In addition to the fee paid under Section 10.1 above, VTA agrees to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of VTA including, without limitation, any equipment or supplies which VTA specifically orders or requires the Bank to purchase, will be reimbursed by VTA.

         10.3 VTA agrees to pay all fees and reimbursable expenses within thirty days following the mailing of the respective billing notice. Any waiver or extension by the Bank of the thirty day time periods enumerated in this section 10.3 shall not constitute a dismissal of any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to the Bank hereunder.

11. Indemnification.

         11.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") be liable to VTA, any Fund or any third party, and VTA and each Fund shall indemnify and hold the Bank and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a "Claim") arising as a result of any act or omission of the Bank or any Indemnified Party under this Agreement, except to the extent that any Claim results from the negligence, willful misfeasance or bad faith of the Bank or any Indemnified Party. Without limiting the foregoing, neither the Bank nor the Indemnified Parties shall be liable for, and the Bank and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

                  (a) Any actions taken or omitted to be taken by the Bank or its agents or subcontractors in good faith in reliance on, or use by the Bank or its agents or subcontractors of, information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to such party by or on behalf of VTA or the Fund(s), (ii) have been prepared and/or maintained by the Fund(s) or any other person or firm on behalf of the Fund(s), or (iii) were received by the Bank or its agents or subcontractors from a prior transfer agent.

                  (b) Any action taken or omitted to be taken by the Bank in good faith reliance upon any law, act, regulation (a "Regulation") or interpretation of a Regulation even though such Regulation may thereafter have been altered, changed, amended or repealed.

                  (c) The refusal or failure of the Funds or VTA to comply with the terms of this Agreement, or which arise out of the lack of good faith, negligence or willful misconduct of the Funds or VTA.

                  (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests, whether written or oral, of VTA or the Fund(s).

                  (e) The offer or sale of Shares by the Funds or VTA in violation of (i) any requirement under the federal securities laws or regulations; (ii) any requirement under the securities laws or regulations of any state; or (iii) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares.

         11.2 The Bank shall indemnify and hold the Fund(s) harmless from and against any and all losses, damages, costs, charges, legal fees, payments, expenses and liability arising out of or attributed to any action, omission or failure to act by the Bank as a result of the Bank's lack of good faith, negligence, willful misconduct, knowing violation of law or fraud.

         11.3 At any time the Bank may apply to VTA for instructions, and may consult with legal counsel of the Bank or VTA with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by VTA for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel except for a knowing violation of law. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of VTA orthe Fund(s), reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by VTA or the Fund(s), and the Bank, its agents and subcontractors shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from VTA or the Fund(s).

         11.4 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

         11.5 Neither party to this Agreement shall be liable to the other party for special, incidental or consequential damages, even if the other party has been advised of the possibility of such damages, under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

         11.6 In order that the indemnification provisions contained in this Article 11 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

         11.7 The Bank certifies that the occurrence in or use by the Bank's own proprietary internal systems (the "Systems") of dates on or after January 1, 2000 (the "Millennial Dates") will not adversely affect the performance of the Systems with respect to date dependent data, computations, output or other functions (including, without limitation, calculating, computing and sequencing) and that the Systems will create, store and generate output data related to or including Millennial Dates without errors or omissions ("Year 2000 Compliance").

         The parties acknowledge that the Bank relies on automated data communications with vendors and other third parties, as well as certain third party hardware and software providers such as Electronic Data Systems. The Bank also relies on other third party relationships in the conduct of its business. For example, the Bank relies on the services of the landlords of its facilities, telecommunication companies, utilities and commercial airlines, among others. The parties to this Agreement acknowledge that the Bank can make no certification as to the Year 2000 Compliance of third-parties utilized by the Bank in its day to day operations or with which the Systems interact or communicate, from which the Systems receive data or to which the Systems send data. The parties further acknowledge that while the Bank has contacted such third-party providers regarding Year 2000 Compliance and will use reasonable efforts to monitor the status of such third-party providers' Year 2000 Compliance, failure by such third-party providers to achieve timely Year 2000 Compliance could adversely affect the Bank's performance of its obligations hereunder.

         The Bank further certifies that it has or will have in place contingency plans that it believes will mitigate business interruption caused by failure of the Systems to be Year 2000 Compliant and/or failure of third parties to be Year 2000 Compliant. These contingency plans include, among other things, supplemental staffing and procedures for manual processing of system-based tasks.

12.      Covenants of VTA and the Bank.

         12.1 VTA shall promptly furnish, or shall cause the Funds to furnish, to the Bank the following:

                  (a) Copies of Certificates designating authorized persons to give instructions to the Bank and providing specimen signatures for such authorized persons.

                  (b) Certificates as to any change in any officer or Director of VTA.

                  (c) A list of all Accounts, with the number of Shares of the Fund(s) held by each.

                  (d) An opinion of counsel for the Funds with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933.

                  (e) Copies of the Fund(s) registration statement on Form N-1A (if applicable)as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto.

                  (f) Such other certificates, documents or opinions as the Bank may deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

         12.2 The Bank represents that, to its knowledge, the statements made in its Response to Request for Proposal dated September 11, 1998 were accurate in all material respects at the time they were made.

         12.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the confidential property of the Funds and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Funds on and in accordance with its request.

         12.4 The Bank, VTA and the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

13.      Term of Agreement.

         13.1 Termination of Agreement. The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

                  (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within ninety days of receipt of such notice.

                  (b) Notwithstanding the above, if VTA determines, during the Initial Term, that the Bank's performance under this Agreement fails to meet reasonable industry standards, then the Fund shall provide to the Bank a written notice, executed by an officer of VTA, setting forth such failure (the "Notice"). If the Bank has not cured or taken substantial steps to cure such failure within 90 days of its receipt of the Notice (the "Cure Period"), VTA may terminate this agreement 90 days after expiration of the Cure Period.

                  (c) Either party may terminate this Agreement during any Renewal Term upon ninety days written notice to the other party. Any termination pursuant to this paragraph 13.1(b) shall be effective upon expiration of such ninety days, provided, however, that the effective date of such termination may be postponed to a date not more than one hundred twenty days after delivery of the written notice: (i) at the request of the Bank, in order to prepare for the transfer by the Bank of its duties hereunder; or (ii) at the request of VTA, in order to give VTA an opportunity to make suitable arrangements for a successor sub-transfer agent.

         13.2 Should VTA exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by VTA. Additionally, the Bank reserves the right to recover from VTA any other reasonable expenses associated with such termination.

14. Additional Funds. In the event that Vantagepoint Funds establishes one or more series of Shares in addition to the series listed on Appendix A hereto with respect to which it desires to have the Bank render services under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Fund hereunder and Appendix A shall be appropriately amended.

15.      Assignment.

         15.1 Except as provided in Section 15.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         15.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         15.3 The Bank, may without further consent on the part of VTA or the Funds, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank, provided that the Bank shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by the Bank.

16. Amendment. This Agreement may be amended or modified only by a written agreement executed by the parties.

17. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

18.      Merger of Agreement and Severability.

         18.1 This Agreement, together with the Custodian Agreement, the Administration Agreement, the Securities Lending Agreement, the Delegation Agreement and the Master Repurchase Agreement, constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof or thereof whether oral or written.

         18.2 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

         18.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

19. Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

              For VTA or the Fund(s):

                  Vantagepoint Funds
                  777 North Capitol Street, NE
                  Washington, DC 20002
                  Attention: Paul Gallagher, General Counsel
                  With a copy to: Paul Breault, Treasurer

              For the Bank:

                  Investors Bank & Trust Company
                  200 Clarendon Street, P.O. Box 9130
                  Boston, Massachusetts 02117-9130
                  Attention: Andrew M. Nesvet, Director, Client Management With a copy to: John E. Henry, General Counsel









                [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.

                                        VANTAGEPOINT TRANSFER AGENT, LLC


                                        By: /s/ PAUL A. BREAULT
                                           ---------------------
                                        Name:  Paul A. Breault
                                        Title: Treasurer


                                        INVESTORS BANK & TRUST COMPANY


                                        By: /s/ ANDREW M. NESVET
                                           ---------------------
                                        Name:  ANDREW M. NESVET
                                        Title: DIRECTOR, CLIENT MANAGEMENT


                                        VANTAGEPOINT FUNDS


                                        By: /s/ PAUL A. BREAULT
                                           ---------------------
                                        Name:  Paul A. Breault
                                        Title: Treasurer

                                  Appendices

Appendix A.................................. Funds

Appendix B.................................. Fee Schedule

                                  Appendix A

                                    Funds


Vantagepoint Aggressive Opportunities Fund

Vantagepoint International Fund

Vantagepoint Growth Stock Fund

Vantagepoint Growth & Income Fund

Vantagepoint Equity Income Fund

Vantagepoint Asset Allocation Fund

Vantagepoint U.S. Treasury Fund

Vantagepoint Money Market Fund

Vantagepoint Overseas Equity Index Fund

Vantagepoint Mid/Small Company Index Fund

Vantagepoint Broad Market Index Fund

Vantagepoint 500 Stock Index Fund

Vantagepoint Core Bond Index Fund

                         ICMA RETIREMENT CORPORATION                 APPENDIX B

                              VANTAGEPOINT FUNDS
                            ICMA RETIREMENT TRUST
                                 (PORTFOLIOS)

                                FEE SCHEDULE**
                                   1/19/99

         CUSTODY, FUND ACCOUNTING, CALCULATION OF N.A.V, MUTUAL FUND
                ADMINISTRATION, TRANSFER AGENCY & PERFORMANCE
                     MEASUREMENT AND PORTFOLIO ANALYTICS

A. CUSTODY, FUND ACCOUNTING, CALCULATION OF N.A.V, TRANSFER AGENCY & PERFORMANCE MEASUREMENT AND PORTFOLIO ANALYTICS

   - The following basis point fee is based on all assets.

         Annual Asset Based Fees per Fund:

                  First $250 Million in Net Assets         2.0 BASIS POINTS
                  Next $1 Billion in Net Assets            1.5 BASIS POINTS
                  Above $1.25 Billion in Net Assets        1.0 BASIS POINT

         Annual Minimum per Fund:                          $35,000

         The annual minimum fee will be waived as long as total assets in the RC complex of funds with Investors Bank exceed $4 Billion.

         Annual Asset Based Fees per PLUS Fund (GIC) portfolio:

                  First $150 Million in Net Assets         2.0 BASIS POINTS
                  Above $150 Million in Net Assets         1.0 BASIS POINT

         Annual Minimum per PLUS Fund (GIC) Portfolio:     $25,000

         The annual minimum fee will be waived as long as total assets in the RC complex of funds with Investors Bank exceed $4 Billion.

B. MUTUAL FUND ADMINISTRATION

  - The following basis point fee is based on all assets.

    Annual Asset Based Fees per Vantagepoint Fund:

    First $250 Million in Net Assets        2.65 BASIS POINTS
    Next $1 Billion in Net Assets           2.00 BASIS POINTS
    Above $1.25 Billion in Net Assets       1.00 BASIS POINT

    Annual Minimum per Vantagepoint Fund:   $55,000

    The annual minimum fee will be waived as long as total assets in the ICMA complex of funds with Investors Bank exceed $4 Billion.

  - Blue Sky registration costs are charged at $100.00 per permit processed by IBT. State filing fees are passed on to the funds as an out-of-pocket expense.

C. DOMESTIC CUSTODY TRANSACTIONS

  - Transaction fees:                                 PER TRANSACTION
                                                      ---------------
         DTC/Fed Book Entry                           $10.00
         Physical Securities                          $35.00
         Options and Futures                          $18.00
         GNMA Securities                              $40.00
         Principal Paydown                            $ 5.00
         Third Party Foreign Exchange                 $18.00
         Outgoing Wires                               $ 7.00
         Incoming Wires                               $ 5.00

D. FOREIGN SUBCUSTODIAN FEES

   - Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. The asset based fees and transaction fees vary by country, based upon the attached global custody fee schedule. Local duties, scrip fees, handling of proxies, postage, delivery and legal fees and other market charges are out-of-pocket.

   - Investors Bank will require the funds to hold all assets at the subcustodian of our choice.

   - Fees for additional markets to be discussed with your client manager.


                                      2                         Investors Bank-
                                                                   Confidential

===============================================================================
                                MISCELLANEOUS
===============================================================================

   A.    IRA ACCOUNT CUSTODIAN/TRUSTEE AND 457 PLAN TRUSTEE (PASSIVE/NAME ONLY)

               IRA Account                            $15.00 PER ACCOUNT
               457 Plan                               $50.00 PER PLAN

           Annual minimum combined                    $25,000

   B.    SECURITIES LENDING, FOREIGN EXCHANGE AND CASH MANAGEMENT

         Investors Bank will perform Securities Lending, foreign exchange and cash management for the ICMA Retirement Trust and the Vantagepoint Funds. Securities lending revenue is split with the funds and Investors Bank on a 65/35% basis: 65% going to the funds.
===============================================================================
                       OUT-OF-POCKET & BALANCE CREDITS
===============================================================================

   A.    OUT-OF-POCKET

           These charges consist of:

               -Pricing & Verification Services     -Micro Rental
               -Printing, Delivery & Postage        -Forms & Supplies
               -Telephone                           -Support Equipment Rental
               -Third Party Review                  -Legal Expenses
               -Systems Development Costs           -Data Transmissions

   B.    DOMESTIC BALANCE CREDIT

         We allow use of balance credit against fees (excluding out-of-pocket charges) for balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

                                      3                         Investors Bank-
                                                                   Confidential

C.   SYSTEMS

     The details of any systems work will be determined after a thorough business analysis. Systems work will be billed on a time and material basis. Investors Bank provides an allowance of 10 systems hours for data extract set up and reporting extract set up. Additional systems hours will be billed on a time and materials basis.

NOTES


** A letter of intent accompanied by a $25,000 deposit to be credited against future fees, is required to begin this implementation. This fee schedule is valid for 1 year from date of issue and assumes the execution of our standard contractual agreements for a minimum term of three years.

** Custody and Fund Accounting fees are quoted separately for presentation purposes only. These services are integrated at Investors Bank and, therefore, are not provided independent from one another.

** The above fees will be charged against the fund's custodial checking account five business days after the invoice is mailed. All fees are to be billed monthly.

** This fee schedule is confidential information of the parties and shall not be disclosed to any third party without prior written consent of both parties.

Accepted and Approved By: /s/ PAUL A. BREAULT
                         ---------------------
Name                    : Paul A. Breault
                         ---------------------
Title                   : Treasurer
                         ---------------------
Date                    :
                         ---------------------


                                      4                         Investors Bank-
                                                                   Confidential

                         ICMA RETIREMENT CORPORATION

                              VANTAGEPOINT FUNDS
                            ICMA RETIREMENT TRUST
                                 (PORTFOLIOS)

VANTAGEPOINT AGGRESSIVE OPPORTUNITIES FUND
VANTAGEPOINT INTERNATIONAL FUND
VANTAGEPOINT GROWTH STOCK FUND
VANTAGEPOINT GROWTH & INCOME FUND
VANTAGEPOINT EQUITY INCOME FUND
VANTAGEPOINT ASSET ALLOCATION FUND
VANTAGEPOINT U.S. TREASURY FUND
VANTAGEPOINT MONEY MARKET FUND (TRUST - CASH MANAGEMENT FUND)
VANTAGEPOINT OVERSEAS EQUITY INDEX FUND

ICMA RETIREMENT TRUST SYNTHETIC GIC PORTFOLIOS


                                      5                         Investors Bank-
                                                                   Confidential

INVESTORS BANK & TRUST COMPANY
GLOBAL CUSTODY FEE SCHEDULE - ICMA RETIREMENT CORPORATION

--------------------------------------------------------------------------------
COUNTRY                                         BP CHARGE           TRADE CHARGE
--------------------------------------------------------------------------------
ARGENTINA *                                         17.00                 $75.00
AUSTRALIA                                            5.00                 $60.00
AUSTRIA                                              7.00                 $60.00
BANGLADESH                                          41.00                $150.00
BELGIUM                                              7.00                 $60.00
BAHRAIN                                             41.00                $140.00
BOTSWANA                                            50.00                $175.00
BRAZIL **                                           29.00                 $80.00
CANADA                                               5.00                 $30.00
CHILE **                                            45.00                $100.00
CHINA                                               20.00                 $75.00
COLOMBIA ***                                        45.00                $140.00
CROATIA                                             45.00                $125.00
CYPRUS                                              50.00                $150.00
CZECH REPUBLIC                                      17.00                 $75.00
DENMARK                                              5.00                 $60.00
ECUADOR                                             45.00                $100.00
EGYPT                                               41.00                $100.00
ESTONIA                                             30.00                $125.00
EUROCLEAR                                            5.00                 $20.00
FINLAND                                              7.00                 $70.00
FRANCE                                               5.00                 $60.00
GERMANY                                              5.00                 $30.00
GHANA                                               50.00                $200.00
GREECE - EQUITY FUND*****                           20.00                $100.00
GREECE - FIXED INCOME FUND ****                     15.00                $100.00
HONG KONG                                           10.00                 $65.00
HUNGARY                                             25.00                $100.00
INDIA                                               40.00                $600.00
INDONESIA                                           13.00                 $65.00
IRELAND                                              7.00                 $60.00
ISRAEL                                              20.00                 $60.00
ITALY                                                5.00                 $50.00
JAPAN                                                5.00                 $30.00
JORDAN                                              41.00                $120.00

--------------------------------------------------------------------------------
                                                    INVESTORS BANK CONFIDENTIAL
                                                                         Page 1
--------------------------------------------------------------------------------

As of 1/19/99

--------------------------------------------------------------------------------
COUNTRY                                    BP CHARGE              TRADE CHARGE
--------------------------------------------------------------------------------
KENYA                                           50.00                  $200.00
KOREA                                           13.00                   $65.00
LATVIA                                          30.00                  $125.00
LEBANON                                         41.00                  $140.00
LITHUANIA                                       20.00                   $75.00
LUXEMBOURG                                       7.00                   $60.00
MALAYSIA                                        10.00                   $70.00
MAURITIUS                                       41.00                  $140.00
MEXICO                                          10.00                   $40.00
MOROCCO                                         40.00                  $150.00
NAMIBIA                                         50.00                  $200.00
NETHERLANDS                                      5.00                   $40.00
NEW ZEALAND                                      5.00                   $60.00
NORWAY                                           7.00                   $90.00
OMAN                                            41.00                  $140.00
PAKISTAN                                        41.00                  $140.00
PERU                                            35.00                  $100.00
PHILIPPINES                                     13.00                   $65.00
POLAND                                          20.00                  $100.00
PORTUGAL                                        15.00                  $125.00
ROMANIA                                         45.00                  $125.00
RUSSIA - EQUITY FUND*****                       35.00                  $250.00
RUSSIA - FIXED INCOME FUND*****                 35.00                  $140.00
SINGAPORE                                       10.00                   $65.00
SLOVAKIA                                        20.00                   $75.00
SLOVENIA                                        41.00                  $100.00
SOUTH AFRICA                                     7.00                   $40.00
SPAIN                                            5.00                   $60.00
SRI LANKA                                       13.00                   $65.00
SWAZILAND                                       50.00                  $200.00
SWEDEN                                           5.00                   $40.00
SWITZERLAND                                      5.00                   $60.00
TAIWAN                                          13.00                   $65.00
THAILAND                                        10.00                   $65.00
TURKEY                                          15.00                  $100.00

--------------------------------------------------------------------------------
                                                    INVESTORS BANK CONFIDENTIAL
                                                                         Page 2
--------------------------------------------------------------------------------


As of 1/19/99

===============================================================================
COUNTRY                         BP CHARGE                       TRADE CHARGE
===============================================================================
UK                                   5.00                             $50.00
URUGUAY                             50.00                            $150.00
VENEZUELA **                        45.00                            $140.00
ZAMBIA                              50.00                            $200.00
ZIMBABWE                            50.00                            $175.00


===============================================================================









EUROCLEAR CHARGES APPLY TO ONLY APPROVED CONTINENTAL EUROPEAN COUNTRIES

* BONDS BILLED AT RESIDUAL VALUE

** LOCAL ADMINISTRATOR FEES INCLUDED IN CUSTODY FEE

*** 20 BP LOCAL ADMINISTRATION CHARGE APPLIED TO TRADES

**** EUROCLEAR CROSS BORDER FEE OF $50 WHERE APPLICABLE

***** THE DESIGNATION AS AN EQUITY OR FIXED INCOME FUND SHALL BE DETERMINED
      BASED ON 50% OR GREATER OF FUND ASSETS INVESTED IN EQUITY OR FIXED INCOME SECURITIES.

OUT-OF POCKET CHARGES ARE PASSED THROUGH AS ACTUALS IN ALL MARKETS


----------------------------------------------------------------------------
                                                 INVESTORS BANK CONFIDENTIAL
                                                                      Page 3

As of 1/19/99

                           ICMA RETIREMENT CORPORATION             APPENDIX B
                                                                   (CONTINUED)
                               VANTAGEPOINT FUNDS
                              ICMA RETIREMENT TRUST
                                 (FEEDER FUNDS)

                                 FEE SCHEDULE**
                                     1/19/99

============================================================================
               CUSTODY, FUND ACCOUNTING AND CALCULATION OF N.A.V.

============================================================================

A.      CUSTODY, FUND ACCOUNTING AND CALCULATION OF N.A.V.

        -       The following annual fee shall be charged for each Feeder Fund:

                Annual Fee per Fund                                     $12,000

                For each additional class beyond the first class for any Fund, there shall be an annual fee of $6,000 for the above services.

B.      MUTUAL FUND ADMINISTRATION AND TRANSFER AGENCY

        - The following basis point fee shall apply to each Feeder fund and is based on all assets.

                Annual Asset Based Fees per Vantagepoint Feeder Fund:

                First $250 Million in Net Assets                     1.75  BASIS POINTS
                Next $1 Billion in Net Assets                        1.50  BASIS POINTS
                Above $1.25 Billion in Net Assets                    1.00  BASIS POINT


                Annual Minimum per Vantagepoint Feeder Fund: $50,000

                For each additional class of shares beyond the first two classes, the annual minimum fee shall be increased by $25,000.

                The annual minimum fee will be waived as long as total assets in the 4 RC Feeder funds with Investors Bank exceed $750 million.

        - Blue Sky registration costs are charged at $100.00 per permit processed by IBT. State filing fees are passed on to the funds as an out-of-pocket expense.

C.      TRANSACTIONS COSTS

        -       Transaction fees:                               PER TRANSACTION
                                                                ---------------
                        Outgoing Wires                          $ 7.00
                        Incoming Wires                          $ 5.00


===============================================================================
                   OUT-OF-POCKET, BALANCE CREDIT AND SYSTEMS

===============================================================================


A.      OUT-OF-POCKET

          These charges consist of

                 -Micro Rental                         -Ad Hoc Reporting
                 -Printing, Delivery, Postage          -Forms & Supplies
                 -Telephone                            -Support Equipment Rental
                 -Third Party Review                   -Legal Expenses
                 -Systems Development Costs            -Data Transmissions


B.      DOMESTIC BALANCE CREDIT


        We allow use of balance credit against fees (excluding out-of-pocket charges) for balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

C.      SYSTEMS

        The details of any systems work will be determined after a thorough business analysis. Systems work will be billed on a time and material basis. Investors Bank provides an allowance of 10 systems hours for data extract set up and reporting extract set up. Additional systems hours will be billed on a time and materials basis.






                                      2                          Investors Bank-
                                                                    Confidential

NOTES

** The above fees will be charged against the fund's custodial checking account five business days after the invoice is mailed. All fees are to be billed monthly.

** This fee schedule is confidential information of the parties and shall not be disclosed to any third party without prior written consent of both parties.


Accepted and Approved By: /s/   PAUL A. BREAULT
                         -----------------------------------------
Name                    :       Paul A. Breault
                         -----------------------------------------
Title                   :       Treasurer
                         -----------------------------------------
Date                    :       February 3, 1999
                         -----------------------------------------


                                 3                               Investors Bank-
                                                                    Confidential

                           ICMA RETIREMENT CORPORATION


                               VANTAGEPOINT FUNDS
                              ICMA RETIREMENT TRUST
                                 (FEEDER FUNDS)


       VANATGEPOINT MID/SMALL COMPANY INDEX FUND
       VANTAGEPOINT BROAD MARKET INDEX FUND
       VANTAGEPOINT 500 STOCK INDEX FUND
       VANTAGEPOINT CORE BOND INDEX FUND









                                 4                               Investors Bank-
                                                                    Confidential